Exhibit 2.2

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

AMNEAL PHARMACEUTICALS, INC.,

AMNEAL PHARMACEUTICALS LLC

AND

AMNEAL MERGER SUB 2 LLC

DATED AS OF NOVEMBER 7, 2023

Exhibits
Exhibit A	Form of Certificate of Merger of OpCo
Exhibit B	Fourth Amended and Restated Limited Liability Company Agreement of OpCo

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into as of 4:02 p.m. Eastern Time on November 7, 2023, by and among Amneal Pharmaceuticals, Inc. (f/k/a Amneal NewCo Inc.), a Delaware corporation (“New PubCo”), Amneal Pharmaceuticals LLC, a Delaware limited liability company and an indirect subsidiary of New PubCo (“OpCo”) and Amneal Merger Sub 2 LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of New PubCo (“Merger Sub 2”) (each a “Party” and collectively the “Parties”).

W I T N E S S E T H

WHEREAS, Section 18-209 of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as amended (the “DLLCA”), authorizes the merger of one or more Delaware limited liability companies with and into a Delaware limited liability company;

WHEREAS, Merger Sub 2 desires to merge with and into OpCo (the “Merger”), following which OpCo shall be the surviving entity;

WHEREAS, New PubCo, as the sole and managing member of Merger Sub 2, is executing this Agreement to approve the consummation of the Merger;

WHEREAS, Amneal Intermediate, Inc. (f/k/a/ Amneal Pharmaceuticals, Inc.), a Delaware corporation (“Old PubCo”), as managing member of OpCo, is executing this Agreement to approve the consummation of the Merger and the Agreement has also been approved by the Conflicts Committee (as defined in the OpCo LLCA (as defined below)) and by the members of OpCo by written consent as provided in and pursuant to Section 7.05 of the Third Amended and Restated Limited Liability Company Agreement of OpCo (the “OpCo LLCA”);

WHEREAS, as of the Effective Time (as defined below), OpCo will have the authority to issue limited liability company interests, represented by common units (the “OpCo Common Units”), of which 152,116,890 units are issued and outstanding (excluding any OpCo Common Units owned by Old PubCo);

WHEREAS, as of the date hereof, Merger Sub 2 has the authority to issue limited liability company interests in Merger Sub 2 represented by common units, of which 100 units are issued and outstanding on the date hereof and owned by New PubCo;

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among Old PubCo, New PubCo and Amneal Merger Sub1 Inc., dated as of November 7, 2023 (the “Old PubCo Merger Agreement”), Amneal Merger Sub 1 Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo, merged with and into Old PubCo, with Old PubCo surviving the Merger (the “Old PubCo Merger”);

WHEREAS, in connection with the Old PubCo Merger, (i) each share of Class A common stock, par value $0.01 per share, of Old PubCo (“Old PubCo Class A Common Stock”) issued and outstanding immediately prior to the Old PubCo Merger was converted into one validly issued, fully paid and nonassessable share of Class A common stock, par value $0.01 per share, of New PubCo (“New PubCo Class A Common Stock”) and (ii) each share of Class B common stock, par value $0.01 per share, of Old PubCo issued and outstanding immediately prior to the Old PubCo Merger was converted into one validly issued, fully paid and nonassessable share of Class B common stock, par value $0.01 per share, of New PubCo (“New PubCo Class B Common Stock”);

WHEREAS, pursuant to the Old PubCo Merger Agreement, New PubCo assumed and agreed to perform all rights and obligations of Old PubCo under the OpCo LLCA;

WHEREAS, as of the Effective Time, each OpCo Common Unit (excluding any OpCo Common Units owned by Old PubCo) issued and outstanding immediately prior to the Effective Time shall immediately be exchanged into one validly issued, fully paid and nonassessable share of New PubCo Class A Common Stock; and

WHEREAS, as a condition to receiving each share of New PubCo Class A Common Stock issuable under the terms of this Agreement in respect of the outstanding OpCo Common Units held by any Member (other than Old PubCo (or New PubCo by virtue of the Old PubCo Merger)) as of immediately prior to the Effective Time, such Member shall surrender one share of New PubCo Class B Common Stock to New PubCo for each such share of New PubCo Class A Common Stock that such Member is entitled to receive.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, New PubCo, OpCo and Merger Sub 2 hereby agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, in accordance with the DLLCA, Merger Sub 2 shall merge with and into OpCo (such merger, the “Merger”), whereupon the separate limited liability company existence of Merger Sub 2 shall cease, and OpCo shall continue as the surviving company of the Merger (the “Surviving Company”). At the Effective Time, the Merger shall have the effects specified herein and in Section 18-209 of the DLLCA. From and after the Effective Time, by virtue of the Merger and without any further action by any other person, the Surviving Company shall possess all the rights, powers, privileges and franchises, and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of OpCo and Merger Sub 2, in each case, to the fullest extent provided under the DLLCA.

1.2    Effective Time. As soon as practicable on or after the execution of this Agreement, OpCo shall file a certificate of merger, in substantially the form attached hereto as Exhibit A, executed in accordance with the relevant provisions of the DLLCA, with the Secretary of State of the State of Delaware (the “Secretary of State”) and New PubCo, OpCo and Merger Sub 2 shall make all other filings or recordings required under the DLLCA to effectuate the Merger. The Merger shall become effective as of 4:30 p.m. Eastern Time on November 7, 2023 or at such other date and time as the Parties may agree and specify in the certificate of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

1.3    LLC Agreement. At the Effective Time, by virtue of the Merger and pursuant to Section 18-209 of the DLLCA and Section 16.03 of the OpCo LLCA, the OpCo LLCA shall be amended and restated in the Merger to read in its entirety in the form attached hereto as Exhibit B and as so amended and restated, shall constitute the Limited Liability Company Agreement of the Surviving Company (the “Surviving Company LLCA”), until thereafter amended as provided therein or by law.

1.4    Managing Member. Old PubCo shall continue as the managing member of the Surviving Company upon the Effective Time and shall thereupon hold such position in accordance with the Surviving Company LLCA until its successor is duly elected or appointed and qualified or until its earlier resignation or removal.

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1.5    Officers. The officers of OpCo in office immediately prior to the Effective Time shall, effective as of the Effective Time, continue as the officers of the Surviving Company and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Company LLCA, or as otherwise provided by law.

ARTICLE II

EFFECT OF MERGER ON EQUITY INTERESTS OF THE COMPANY; MERGER CONSIDERATION

2.1    Exchange and Surrender of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of OpCo, Merger Sub 2, New PubCo or any holder of any securities thereof:

(a)    Exchange and Surrender of OpCo Common Units.

(i)    Each OpCo Common Unit (excluding any OpCo Common Units held by Old PubCo immediately prior to the Effective Time), issued and outstanding immediately prior to the Effective Time shall automatically be exchanged into the right to receive one validly issued, fully paid and nonassessable share of New PubCo Class A Common Stock on the terms and subject to the conditions provided herein (including, without limitation, Section 2.2 of this Agreement).

(ii)    Each OpCo Common Unit issued and outstanding and held by Old PubCo immediately prior to the Effective Time shall remain outstanding as one common unit of the Surviving Company and Old PubCo shall continue as a member of OpCo.

(iii)    Upon exchange of each OpCo Common Unit with New PubCo pursuant to clause (i) above and subject to the conditions provided herein (including, without limitation, Section 2.2 of this Agreement), New PubCo shall issue to the holder thereof one share of New PubCo Class A Common Stock and New PubCo shall be admitted as a member of the Surviving Company.

(iv)    Each limited liability company interest in Merger Sub 2 issued and outstanding immediately prior to the Effective Time and held by New PubCo shall automatically be exchanged into one common unit of the Surviving Company.

2.2    Surrender of Shares of New PubCo Class B Common Stock. Notwithstanding anything herein to the contrary, the right of each holder of outstanding OpCo Common Units as of immediately prior to the Effective Time to receive the shares of New PubCo Class A Common Stock issuable in respect thereof pursuant to Section 2.1(a)(i) shall be conditioned on such holder’s unconditional surrender to New PubCo of all shares of New PubCo Class B Common Stock held by such holder as of immediately prior to the Effective Time, and no former holder of OpCo Common Units shall be entitled to receive or have any right to receive any shares of New PubCo Class A Common Stock issuable pursuant to Section 2.1(a)(i) unless and until such holder unconditionally surrenders to New PubCo all shares of New PubCo Class B Common Stock held by such holder as of immediately prior to the Effective Time. Upon the surrender of any such shares of New PubCo Class B Common Stock, such shares of New PubCo Class B Common Stock shall promptly be retired by New PubCo.

2.3    Additional Actions. If, at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Company its

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right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub 2 or OpCo acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and the managing member of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub 2 and OpCo, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub 2 and OpCo or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE III

TAX MATTERS.

3.1    Tax Treatment. The Merger, together with the Agreement and Plan of Merger effective on the date hereof by and among Old PubCo, New PubCo and Amneal Merger Sub 1 Inc., a Delaware corporation and a direct, wholly owned subsidiary of NewCo, is intended to constitute an integrated transaction governed by Section 351 of the Internal Revenue Code of 1986, as amended.

ARTICLE IV

TERMINATION.

4.1    Termination. This Agreement may be terminated by OpCo, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by OpCo and Merger Sub 2, at any time prior to the Effective Time; provided, that the Old PubCo Merger shall have been terminated prior to or concurrently with the termination of this Agreement. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither OpCo, Merger Sub 2 nor their respective unitholders, managing members or officers shall have any liability with respect to such termination or abandonment.

ARTICLE V

MISCELLANEOUS

5.1    Amendments. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by OpCo and Merger Sub 2, by the mutual consent of the Parties by action by their respective managing members. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties.

5.2    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns and all such successors and permitted assigns shall be deemed to be a party hereto for all purposes hereof. No Party may assign, delegate, or otherwise transfer either this Agreement or any of their rights, interests, or obligations hereunder without the prior written consent of each of the other Parties; provided, that OpCo may assign any of its rights or delegate any of its obligations (in whole or in part) under this Agreement to any affiliate thereof, but in no event shall any such assignment release Old PubCo from any of its obligations under this Agreement.

5.3    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws, provisions or rules that would cause the application of the laws of any jurisdiction other than the State of Delaware.

5.4    Counterparts. This Agreement may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively,

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one instrument. This Agreement may be validly executed and delivered by facsimile or other electronic transmission. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the Parties consent to conduct the transactions contemplated hereunder by electronic means.

5.5    Entire Agreement. This Agreement, together with the Exhibits, the other certificates, documents, instruments and writings referred to herein or delivered pursuant hereto constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Each of the Parties acknowledges that no other Party, nor any agent or attorney of any other Party, has made any promise, representation or warranty whatsoever not contained herein, and that such Party has not executed or authorized the execution of this Agreement in reliance upon any such promise, representation or warranty not contained herein.

5.6    Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by any applicable law or public policy, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable so long as the legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any Party, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of 4:02 p.m., Eastern Time on November 7, 2023.

AMNEAL PHARMACEUTICALS, INC.

By:	/s/ Jason Daly
Name:	Jason Daly
Title:	Senior Vice President, Chief Legal
Officer and Corporate Secretary

AMNEAL MERGER SUB 2 LLC

By:	/s/ Jason Daly
Name:	Jason Daly
Title:	Senior Vice President, Chief Legal
Officer and Corporate Secretary

AMNEAL PHARMACEUTICALS LLC

By:	/s/ Jason Daly
Name:	Jason Daly
Title:	Senior Vice President, Chief Legal
Officer and Corporate Secretary

[Signature Page to Agreement and Plan of Merger]

Exhibit A

CERTIFICATE OF MERGER

OF

AMNEAL MERGER SUB 2 LLC

a Delaware limited liability company

WITH AND INTO

AMNEAL PHARMACEUTICALS LLC

a Delaware limited liability company

Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, as amended, the undersigned limited liability company has executed the following Certificate of Merger and hereby certifies as follows:

FIRST: The name, jurisdiction of formation and type of entity of each of the constituent entities which is to merge are as follows:

Name	Jurisdiction of Formation	Type of Entity

Amneal Merger Sub 2 LLC	Delaware	Limited Liability Company

Amneal Pharmaceuticals LLC	Delaware	Limited Liability Company

SECOND: The Agreement and Plan of Merger, dated as of November 7, 2023, entered into by and among Amneal Merger Sub 2 LLC, Amneal Pharmaceuticals LLC and the other parties named therein (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the constituent limited liability companies.

THIRD: The name of the surviving limited liability company is Amneal Pharmaceuticals LLC.

FOURTH: This Certificate of Merger, and the merger of Amneal Merger Sub 2 LLC with and into Amneal Pharmaceuticals LLC (the “Merger”), shall be effective as of 4:30 p.m., Eastern Time on November 7, 2023.

FIFTH: The Merger Agreement is on file at the place of business of the surviving limited liability company at: c/o Amneal Pharmaceuticals, Inc., 400 Crossing Boulevard, Bridgewater, NJ 08807.

SIXTH: A copy of the Merger Agreement will be furnished by the surviving limited liability company on request, without cost, to any member of any of the constituent limited liability companies.

SEVENTH: The certificate of formation of Amneal Pharmaceuticals LLC, as in effect immediately prior to the effective time of the Merger, shall be the Certificate of Formation of the surviving limited liability company.

*    *    *    *    *

IN WITNESS WHEREOF, the surviving limited liability company has caused this Certificate of Merger to be signed by an authorized person, this 7th of November, 2023.

AMNEAL PHARMACEUTICALS LLC
a Delaware limited liability company

By:	/s/ Jason Daly
Name:	Jason Daly
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

Exhibit B

Execution Version

AMNEAL PHARMACEUTICALS LLC

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of November 7, 2023

THE COMPANY INTERESTS REPRESENTED BY THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH COMPANY INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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ii

Schedules

Schedule 1	–	Schedule of Members

Exhibits

Exhibit A	–	Form of Joinder Agreement

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AMNEAL PHARMACEUTICALS LLC

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of November 7, 2023, is entered into by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Company”), and its Members (as defined herein).

WHEREAS, the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Act (as defined herein) by the filing of the Certificate (as defined herein) with the Secretary of State of the State of Delaware pursuant to Section 18-201 of the Delaware Act on June 15, 2004;

WHEREAS, the Company previously entered into a Third Amended and Restated Limited Liability Company Agreement of the Company, dated as of May 4, 2018 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “Third A&R LLC Agreement”), with the members of the Company party thereto;

WHEREAS, the Conflicts Committee of the board of directors of Amneal Intermediate Inc. (formerly known as Amneal Pharmaceuticals, Inc.) (“Old PubCo”) determined that, in order to combine all of the operations of Old PubCo and its subsidiaries beneath a newly formed publicly traded entity (the “New PubCo”) that will conduct its operations directly and indirectly through wholly owned subsidiaries, pursuing a series of transactions as a result of which (i) holders of Common Units and shares of Class B Common Stock, par value $0.01 per share, of Old PubCo (“Old PubCo Class B Common Stock”) would cease to hold such units and would surrender such shares, and would receive a number of shares of Class A common stock, par value $0.01 per share, of New PubCo (the “New PubCo Class A Common Stock”) equal to the number of Company Common Units such holder previously held (such transactions, together with the related matters thereto previously provided and any other agreements or arrangements necessary or advisable to effect the transactions contemplated herein, the “Reorganization Transactions”);

WHEREAS, in connection with the Reorganization Transactions, Old PubCo is party to that certain Reorganization Agreement, dated November 7, 2023, by and among Old PubCo, the Company and the Amneal Group (as defined therein);

WHEREAS, on November 7, 2023, New PubCo was incorporated as Amneal NewCo Inc., a Delaware corporation and a direct wholly-owned subsidiary of Old PubCo;

WHEREAS, on November 7, 2023, Amneal Merger Sub 1 Inc., a Delaware corporation and a direct, wholly owned subsidiary of New PubCo, merged with and into Old PubCo, with Old PubCo surviving the Merger (the “Old PubCo Merger”);

WHEREAS, in connection with the Old PubCo Merger, (i) each share of Class A common stock, par value $0.01 per share, of Old PubCo (“Old PubCo Class A Common Stock”) issued and outstanding immediately prior to the Old PubCo Merger was converted into one validly issued, fully paid and nonassessable share of New PubCo Class A Common Stock and (ii) each share of

Old PubCo Class B Common Stock issued and outstanding immediately prior to the Old PubCo Merger was converted into one validly issued, fully paid and nonassessable share of Class B common stock, par value $0.01 per share, of New PubCo (“New PubCo Class B Common Stock”);

WHEREAS, in connection with the Old PubCo Merger, the Certificate of Incorporation of New PubCo was amended and restated to, among other things, change the name of New PubCo to Amneal Pharmaceuticals, Inc.;

WHEREAS, on November 7, 2023, New PubCo, the Company, and Amneal Merger Sub 2 LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of New PubCo (“Merger Sub 2”) entered into an Agreement and Plan of Merger (the “Company Merger Agreement”), pursuant to which, among other things, at the effectiveness of the Company Merger Agreement “the “Company Merger Closing”):

(i) Merger Sub 2 merged with and into the Company (the “Company Merger”), with the Company continuing as the surviving company; and

(ii) each Common Unit (excluding any Common Units owned by Old PubCo) issued and outstanding immediately prior to the Company Merger Closing was automatically exchanged into the right to receive one validly issued, fully paid and nonassessable share of New PubCo Class A Common Stock;

(iii) each Common Unit of Old PubCo issued and outstanding prior to Company Merger Closing was automatically converted into one Common Unit of the Company; and

(iv) each Common Unit issued and outstanding and held by New PubCo following the exchange contemplated by clause (ii) above was automatically converted into one Common Unit of the Company.

WHEREAS, the parties are entering into this Agreement to amend and restate the Third A&R LLC Agreement in its entirety as of the Effective Time to reflect (a) the Reorganization Transactions and (b) the rights and obligations of the Members that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time, at which time the Third A&R LLC Agreement shall be superseded entirely by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Members, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means with respect to the Capital Account of any Member as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Member’s Capital Account balance shall be:

(a)    reduced for any items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b)    increased for any amount such Member is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisers” has the meaning set forth in Section 15.02.

“Assignee” means a Person to whom a Company Interest has been transferred but who has not become a Member pursuant to Article XII.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeemed Member is subject, which period restricts the ability of such Redeemed Member to immediately resell shares of New PubCo Class A Common Stock to be delivered to such Redeemed Member in connection with a Share Settlement.

“Book Value” means, the adjusted basis of such asset for federal income tax purposes, except as follows: (a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution; (b) immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution; (c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as reasonably determined in good faith by the Manager, as of the following times: (i) the acquisition of an additional Company Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount; (ii) the Distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Company Interest; and (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); provided, that adjustments pursuant to clauses (i) and (ii) above need not be made if the Manager reasonably determines in good faith that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member; (d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph; and if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Depreciation taken into account with respect to such Company asset for purposes of computing Profits and Losses.

“Business Day” means any day other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Law to close.

“Capital Account” means the capital account maintained for a Member in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Member contributes (or is deemed to contribute) to the Company pursuant to Article III hereof.

“Certificate” means the Company’s Certificate of Formation as filed with the Secretary of State of Delaware.

“Change of Control Transaction” means (a) a sale of all or substantially all of the Company’s assets determined on a consolidated basis, (b) a sale of a majority of the Company’s outstanding Units (other than (i) to the Corporation or (ii) in a Permitted Transfer) or (c) a sale of a majority of the outstanding voting securities of any Material Subsidiary of the Company; in any such case, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise; provided, however, that neither (w) a transaction solely between the Company or any of its wholly-owned Subsidiaries, on the one hand, and the Company or any of its wholly-owned Subsidiaries, on the other hand, nor (x) a transaction solely for the purpose of changing the jurisdiction of domicile of the Company, nor (y) a transaction solely for the purpose of changing the form of entity of the Company, nor (z) a sale of a majority of the outstanding shares of New PubCo Class A Common Stock, whether by merger, recapitalization, consolidation, reorganization, combination or otherwise, shall in each case of clauses (w), (x), (y) and (z) constitute a Change of Control Transaction.

“Class B Common Stock” has the meaning set forth in the recitals to this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means all classes and series of common stock of New PubCo, including the New PubCo Class A Common Stock.

“Common Unit” means a Unit representing a fractional part of the Company Interests of the Members (or a permitted Assignee) and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means the interest of a Member (or a permitted Assignee) in Profits, Losses and Distributions.

“Company Merger” has the meaning set forth in the recitals to this Agreement.

“Company Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Company Merger Effective Time” has the meaning set forth in the recitals to this Agreement.

“Company Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Conflicts Committee” means the Conflicts Committee of the Corporate Board established pursuant to the Stockholders Agreement.

“Contribution Units” has the meaning set forth in the recitals to this Agreement.

“Corporate Board” means the Board of Directors of the Corporation.

“Corporation” means New PubCo, together with its permitted successors and assigns.

“Corporation Restricted Shares” has the meaning set forth in Section 3.04(a).

“Credit Agreements” means (a) that certain Revolving Credit Agreement, dated as of June 2, 2022, by and among the Company, as the borrower, Truist Bank, as administrative agent and collateral agent and the Lenders and other parties party thereto (as may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation, the “ABL Credit Agreement”) and (b) that certain Term Loan Credit Agreement, dated as of May 4, 2018, by and among the Company, as the borrower, the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent (as may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation, the “Term Loan Credit Agreement”).

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) with respect to any such property the Book Value of which differs from its adjusted tax basis for U.S. federal income tax purposes and which difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property, the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Discount” has the meaning set forth in Section 6.06.

“Distributable Cash” shall mean, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements (and without otherwise violating any applicable provisions of or resulting in a default (or an event that, with notice or the lapse of time or both, would constitute a default) under the Credit Agreements).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Company to a Member in redemption or repurchase of all or a portion of such Member’s Units or (c) any amounts payable pursuant to Section 6.06.

“Effective Time” has the meaning set forth in Section 16.16.

“Equity Plan” means any stock, stock option or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Company or the Corporation.

“Equity Securities” means (i) with respect to the Company or any of its Subsidiaries, (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the

Company or any Subsidiary of the Company), (b) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company and (ii) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Section 708(b)(1)(B) of the Code, a sale of assets by, or liquidation of, a Member pursuant to an election under Section 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that (b) does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Company and which is permitted or required by Section 706 of the Code.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Governmental Entity” means (a) the United States of America, (b) any other sovereign nation, (c) any state, province, district, territory or other political subdivision of (a) or (b) of this definition, including any county, municipal or other local subdivision of the foregoing, or (d) any entity exercising executive, legislative, judicial, regulatory or administrative functions of government on behalf of (a), (b) or (c) of this definition.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“LLC Employee” means an employee of, or other service provider to, the Company or any Subsidiary, in each case acting in such capacity.

“Losses” means items of Company loss or deduction determined according to Section 5.01(b).

“Manager” has the meaning set forth in Section 6.01.

“Market Price” means, with respect to a share of New PubCo Class A Common Stock as of a specified date, the last sale price per share of New PubCo Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of New PubCo Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the New PubCo Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the New PubCo Class A Common Stock is listed or admitted to trading or, if the New PubCo Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the New PubCo Class A Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the New PubCo Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of New PubCo Class A Common Stock, the fair market value of a share of New PubCo Class A Common Stock, as determined in good faith by the Corporate Board.

“Material Subsidiary” means any direct or indirect Subsidiary of the Company that, as of any date of determination, represents more than (a) 50% of the consolidated net tangible assets of the Company or (b) 50% of the consolidated net income of the Company before interest, taxes, depreciation and amortization (calculated in a manner substantially consistent with the definition of “Consolidated Net Income” and “Consolidated EBITDA” or similar definition(s) appearing in the Credit Agreements, including such additional adjustments that are permitted to be made to such measure as described in “EBITDA” or a similar definition appearing in the Credit Agreements).

“Member” means, as of any date of determination, (a) each of the members named on the Schedule of Members and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, but in each case only so long as such Person is shown on the Company’s books and records as the owner of one or more Units.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“Merger Sub 2” has the meaning set forth in the recitals to this Agreement.

“New PubCo” has the meaning set forth in the recitals to this Agreement.

“New PubCo Class A Common Stock” has the meaning set forth in the recitals to this Agreement.

“Officer” has the meaning set forth in Section 6.01(b).

“Old PubCo” has the meaning set forth in the recitals to this Agreement.

“Old PubCo Class A Common Stock” has the meaning set forth in the recitals to this Agreement.

“Old PubCo Class B Common Stock” has the meaning set forth in the recitals to this Agreement.

“Old PubCo Merger” has the meaning set forth in the recitals to this Agreement.

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partnership Representative” has the meaning set forth in Section 9.03(b).

“Percentage Interest” means, with respect to a Member at a particular time, such Member’s percentage interest in the Company determined by dividing such Member’s Units by the total Units of all Members at such time. The Percentage Interest of each member shall be calculated to the 4th decimal place.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means an individual or any corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity.

“Pro rata,” “proportional,” “in proportion to,” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of such Units held by such holder as compared to the total number of Units outstanding.

“Profits” means items of Company income and gain determined according to Section 5.01(b).

“Reclassification Event” means any of the following: (i) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (ii) any merger, consolidation or other combination involving Common Stock, or (iii) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (i), (ii) or (iii), as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock.

“Related Person” has the meaning set forth in Section 7.01(c).

“Requisite Members” means the Members (which may include the Manager) holding at least seventy-five percent (75%) of the Common Units then outstanding.

“Reorganization Transactions” has the meaning set forth in the recitals to this Agreement.

“Revised Partnership Audit Provisions” shall mean Section 1101 of Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Schedule of Members” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means a number of shares of New PubCo Class A Common Stock equal to the number of Redeemed Units.

“Stock Exchange” means the New York Stock Exchange, or such other stock exchange or securities market on which shares of New PubCo Class A Common Stock are at any time listed or quoted.

“Stockholders Agreement” means that certain Third Amended and Restated Stockholders Agreement, dated as of November 7, 2023, by and among the Corporation and the other parties named therein (together with any joinder thereto from time to time by any successor or assign to any party to such agreement).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of the voting interests thereof are at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” means a Person that is admitted as a Member to the Company pursuant to Section 12.01.

“Tax Distribution Date” means any date that is two Business Days prior to the date on which estimated federal income tax payments are required to be made by corporate taxpayers and the due date for federal income tax returns of corporate taxpayers (without regard to extensions).

“Tax Matters Partner” has the meaning set forth in Section 9.03.

“Tax Receivable Agreement” means the Amended and Restated Tax Receivable Agreement, dated as of November 7, 2023, by and among the Company, the Corporation and the other Members from time to time party thereto, as amended by Amendment No. 1 thereto, dated as of November 7, 2023 (as may be further amended or supplemented from time to time).

“Taxable Year” means the Company’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Third A&R LLC Agreement” has the meaning set forth in the recitals to this Agreement.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the New PubCo Class A Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a) any interest (legal or beneficial) in any Equity Securities of the Company or (b) any equity or other interest (legal or beneficial) in any Member if a majority of the assets of such Member consist of Units; provided, however, that a pledge, encumbrance, hypothecation or mortgage to a bank or other institutional lender to secure a loan for borrowed money by any Member shall not constitute a “Transfer” until the foreclosure thereof.

“Treasury Regulations” means the regulations promulgated under the Code and any corresponding provisions of succeeding regulations.

“Unit” means a Company Interest of a Member or a permitted Assignee in the Company representing a fractional part of the Company Interests of all Members and Assignees as may be established by the Manager from time to time in accordance with Section 3.02; provided, however, that any class or group of Units issued shall have the relative rights, powers and duties set forth in this Agreement, and the Company Interest represented by such class or group of Units shall be determined in accordance with such relative rights, powers and duties.

“Value” means (a) for any stock option, the Market Price for the trading day immediately preceding the date of exercise of a stock option under the applicable Equity Plan and (b) for interest granted pursuant to an Equity Plan other than a stock option, the Market Price for the trading day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(c).

ARTICLE II

ORGANIZATIONAL MATTERS

Section 2.01    Formation of Company. The Company was formed on June 15, 2004 pursuant to the provisions of the Delaware Act.

Section 2.02    Fourth Amended and Restated Limited Liability Company Agreement. The Members hereby execute this Agreement for the purpose of continuing the affairs of the Company without dissolution and the conduct of its business in accordance with the provisions of the Delaware Act. This Agreement amends and restates the Third A&R LLC Agreement in its entirety and shall constitute the “limited liability company agreement” (as that term is used in the Delaware Act) of the Company effective as of the date set forth above. The Members hereby agree that during the term of the Company set forth in Section 2.06, the rights and obligations of the Members with respect to the Company will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect, the provisions of this Agreement shall in each instance control; provided further, that notwithstanding the foregoing, Section 18-210 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section 2.03    Name. The name of the Company shall be “Amneal Pharmaceuticals LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time in accordance with the Delaware Act. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

Section 2.04    Purpose. The primary business and purpose of the Company shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the Manager in accordance with the terms and conditions of this Agreement.

Section 2.05    Principal Office; Registered Office. The principal office of the Company shall be at 400 Crossing Boulevard, 3rd Floor, Bridgewater, NJ 08807, or such other place as the Manager may from time to time designate. The address of the registered office of the Company in the State of Delaware shall be 251 Little Falls Drive, Wilmington, County of New Castle, DE 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be the Corporation Service Company. The Manager may from time to time change the Company’s registered agent and registered office in the State of Delaware in accordance with the Delaware Act.

Section 2.06    Term. The term of the Company commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue until dissolution of the Company in accordance with the provisions of Article XIV. The existence of the Company shall continue as a separate legal entity until cancellation of the Certificate as provided in the Delaware Act.

Section 2.07    No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last sentence of this Section 2.07, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal (and applicable state and local) income tax purposes, and that each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE III

MEMBERS; UNITS; CAPITALIZATION

Section 3.01    Members.

(a)    Old PubCo previously was admitted as a Member and shall remain a Member of the Company upon the Effective Time. At the Company Merger Closing, all holders of Common Units (other than Old PubCo) immediately prior to the Company Merger Closing ceased to be Members upon the exchange of the Common Units held by such Members for New PubCo Class A Common Stock in accordance with the Company Merger Agreement. At the Effective Time, New PubCo shall be admitted to the Company as a Member.

(b)    The Company shall maintain a schedule setting forth: (i) the name of each Member; (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member; (iii) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units; and (iv) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) (such schedule, the “Schedule of Members”). The applicable Schedule of Members in effect as of the Effective Time (after giving effect to the Company Merger) is set forth as Schedule 1 to this Agreement. The Schedule of Members shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on the Schedule of Members as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c)    No Member (other than the Corporation and Old PubCo as expressly provided for in this Agreement) shall be required to make any additional Capital Contributions without such Member’s consent. No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.

Section 3.02    Units. Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of a single class of Common Units.

Section 3.03    [Reserved.].

Section 3.04    [Reserved.].

Section 3.05    [Reserved.].

Section 3.06    Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a)    Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the Chief Executive Officer and any other officer designated by the Manager, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The Manager agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b)    If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c)    Upon surrender to the Company or the transfer agent of the Company, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Company shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the Manager may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07    Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08    No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09    Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10    Tax Treatment of Corporate Equity Plans.

(a)    Options Granted to Persons Other than LLC Employees. If at any time or from time to time, in connection with any Equity Plan, a stock option granted over shares of New PubCo Class A Common Stock to a Person other than an LLC Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation and Old PubCo shall be deemed to have contributed to the Company as a Capital Contribution (without duplication of any the Value of any New PubCo Class A Common Stock actually contributed) in accordance with their respective Percentage Interests, an amount equal to the Value of a share of New PubCo Class A Common Stock as of the date of such exercise multiplied by the number of shares of New PubCo Class A Common Stock then being issued by the Corporation in connection with the exercise of such stock option. The Corporation shall be deemed to have contributed to Old PubCo an amount equal to the amount deemed contributed by Old PubCo to the Company pursuant to the foregoing sentence.

(b)    Options Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan, a stock option granted over shares of New PubCo Class A Common Stock to an LLC Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred.

(i)    The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, for a cash price per share equal to the Value of a share of New PubCo Class A Common Stock at the time of the exercise, the number of shares of New PubCo Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of New PubCo Class A Common Stock at the time of such exercise.

(ii)    The Corporation shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of New PubCo Class A Common Stock equal to the excess of (x) the number of shares of New PubCo Class A Common Stock as to which such stock option is being exercised over (y) the number of shares of New PubCo Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of New

PubCo Class A Common Stock for such sale of shares of New PubCo Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of New PubCo Class A Common Stock as of the date of exercise of such stock option.

(iii)    The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Employee and as additional compensation to such LLC Employee, the number of shares of New PubCo Class A Common Stock described in Section 3.10(b)(ii).

(iv)    The Corporation and Old PubCo shall be deemed to have contributed to the Company in accordance with their Percentage Interests any amounts received by the Corporation pursuant to Section 3.10(b)(i) and any amount deemed to be received by the Corporation pursuant to Section 3.10(b)(ii). The Corporation shall be deemed to have contributed to Old PubCo an amount equal to the amount deemed contributed by Old PubCo to the Company pursuant to the foregoing sentence.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c)    Other Stock Awards Granted to LLC Employees. If at any time or from time to time, in connection with any Equity Plan, any shares of New PubCo Class A Common Stock are issued to an LLC Employee in settlement of any equity-based award granted under an Equity Plan (including, without limitation, any Corporation Restricted Shares) in consideration for services performed for the Company or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (a) the Corporation shall be deemed to have sold such shares of New PubCo Class A Common Stock to the Company (or if such LLC Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of New PubCo Class A Common Stock, (b) the Company (or such Subsidiary) shall be deemed to have delivered such shares of New PubCo Class A Common Stock to such LLC Employee, (c) the Corporation and Old PubCo shall be deemed to have contributed the purchase price for such shares of New PubCo Class A Common Stock to the Company in accordance with their Percentage Interests as a Capital Contribution, and (d) in the case where such LLC Employee is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary. The Corporation shall be deemed to have contributed to Old PubCo an amount equal to the amount deemed contributed by Old PubCo to the Company pursuant to the foregoing sentence.

(d)    Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the Manager without the requirement of any further consent or acknowledgement of any other Member.

(e)    Anti-dilution Adjustments. For all purposes of this Section 3.10, the number of shares of New PubCo Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

Section 3.11    Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of New PubCo Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of New PubCo Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to the Corporation a number of Common Units equal to the number of new shares of New PubCo Class A Common Stock so issued.

ARTICLE IV

DISTRIBUTIONS

Section 4.01    Distributions.

(a)    Distributable Cash; Other Distributions. To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the Manager shall determine using such record date as the Manager may designate; such Distributions shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Sections 4.01(b) and 14.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would violate Section 18-607 or Section 18-804 of the Delaware Act. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the Manager shall give notice to each Member of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its reasonable discretion to make Distributions to the Members pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b) or reimbursements required to be made pursuant to Section 6.06).

(b)    Tax Distributions. With respect to any tax period (or the portion thereof) ending after the date hereof, the Company may, on each Tax Distribution Date, make Distributions to all Members so that each Member has received an amount equal to their U.S. federal, state and local tax liabilities, and Old PubCo has received an amount sufficient to enable it to timely (x) satisfy all of its U.S. federal, state and local and non-U.S. tax liabilities, and (y) meet its obligations pursuant to the Tax Receivable Agreement.    Tax Distributions to a Member shall be treated as an advance to such Member of amounts to which such Member is otherwise entitled to under this Agreement.

(c)    Tax Refunds of Old PubCo. All refunds for taxes received by Old PubCo after the Effective Time that are attributable to taxable periods (or portions thereof) ending on or before the Effective Time shall be promptly transferred to the Company for no consideration and no additional Units shall be issued to Old PubCo in respect of any such transfer. Such transfers shall not constitute Capital Contributions and shall have no effect on the Capital Accounts of any Member.

Section 4.02    Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreements or result in a default (or an event that, with notice or the lapse of time or both, would constitute a default) thereunder.

ARTICLE V

CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01    Capital Accounts.

(a)    The Company shall maintain a separate Capital Account for each Member according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Company may (in the reasonable discretion of the Manager), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Company property. The Capital Account balance of each of the Members as of the date hereof, as adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f), is its respective “Contribution Closing Capital Account Balance” set forth on the Schedule of Members.

(b)    For purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Members, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i)    The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii)    If the Book Value of any Company property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)    Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)    In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing Profits or Losses, there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period.

(v)    To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi)    Items specifically allocated under Section 5.03 shall be excluded from the computation of Profits and Losses.

Section 5.02    Allocations. After giving effect to the allocations under Section 5.03, and subject to Section 5.04, Profits, Losses and, to the extent necessary, individual items of income, gain, loss, credit and deduction, for any Taxable Year or other Fiscal Period shall be allocated among the Capital Accounts of the Members on a pro rata basis in accordance with each Member’s Percentage Interest.

Section 5.03    Regulatory and Special Allocations.

(a)    Partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Member Minimum Gain, items of Company income and gain for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4).

(b)    Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Members in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Company Minimum Gain during any Taxable Year, each Member shall be allocated items of Company income and gain for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)    If any Member that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any Taxable Year, computed after the application of Sections 5.03(a) and 5.03(b) but before the application of any other provision of this Article V, then items of Company income and gain for such Taxable Year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)    If the allocation of Losses to a Member as provided in Section 5.02 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with their relative Percentage Interests, subject to this Section 5.03(d).

(e)    Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f)    The allocations set forth in Section 5.03(a) through and including Section 5.03(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero. In addition, if in any Taxable Year or other Fiscal Period there is a decrease in Company Minimum Gain, or in Member Minimum Gain, and application of the minimum gain chargeback requirements set forth in Section 5.03(a) or Section 5.03(b) would cause a distortion in the economic arrangement among the Members, the Members may, if they do not expect that the Company will have sufficient other income to correct such distortion, request the Internal Revenue Service to waive either or both of such minimum gain chargeback requirements. If such request is granted, this Agreement shall be applied in such instance as if it did not contain such minimum gain chargeback requirement.

Section 5.04    Tax Allocations.

(a)    The income, gains, losses, deductions and credits of the Company will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; provided that if any such allocation is not permitted by the Code or other applicable Law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)    Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its Book Value in a manner consistent with Code Section 704(c) and the applicable Regulations using any method approved under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder at the election of the Manager.

(c)    If the Book Value of any Company asset is adjusted pursuant to Section 5.01(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value in a manner consistent with Code Section 704(c) and the applicable Regulations using any method approved under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder at the election of the Manager.

(d)    In the event of a Transfer of Units, Profits and Losses and other items of income, gain, loss and deduction of the Company attributable to such transferred Units for the Fiscal Period in which such Transfer occurs shall be determined using either the interim closing of the books method or the proration method at the election of the Corporation.

(e)    If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(f)    Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members pro rata as determined by the Manager taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(g)    Each Member’s share of the Company’s “excess nonrecourse liabilities” shall be determined in accordance with Treasury Regulations Section 1.752-3(a)(3) using a method at the election of Manager.

(h)    Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.

Section 5.05    Withholding; Reimbursement for Payments on Behalf of a Member. The Company and its Subsidiaries may withhold from distributions, allocations or portions thereof if it is required to do so by any applicable Law, and each Member hereby authorizes the Company and its Subsidiaries to withhold or pay on behalf of or with respect to such Member any amount of U.S. federal, state, or local or non-U.S. taxes that the Manager determines, in good faith, that the Company or any of its Subsidiaries is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. In addition, if the Company is obligated to pay any other amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member (including U.S. federal income taxes as a result of Company obligations pursuant to the Revised Partnership Audit Provisions with respect to items of income, gain, loss deduction or credit allocable or attributable to such Member, state personal property taxes and state unincorporated business taxes, but excluding payments such as professional association fees and the like made voluntarily by the Company on behalf of any Member based upon such Member’s status as an employee of the Company), then such tax shall be treated as an amount of taxes withheld or paid with respect to such Member pursuant to this Section 5.05. For all purposes under this Agreement, any amounts withheld or paid with respect to a Member pursuant to this Section 5.05 shall be treated as having been distributed to such Member at the time such withholding or payment is made. Further, to the extent that the cumulative amount of such withholding or payment for any period exceeds the distributions to which such Member is entitled for such period, such Member shall reimburse the Company in full for the amount of such excess. The Manager may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to reimburse the Company under this Section 5.05. A Member’s obligation to reimburse the Company under this Section 5.05 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 5.05, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 5.05, including instituting a lawsuit to collect amounts owed under such reimbursement obligation with interest accruing from the date such withholding or payment is made by the Company at a rate per annum equal to the Base Rate (but not in excess of the highest rate per annum permitted by Law). Any income from such reimbursement (and interest) shall not be allocated to or distributed to the Member reimbursing such amount (and interest). Each Member hereby agrees to furnish to the Company such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Member is legally entitled.

ARTICLE VI

MANAGEMENT

Section 6.01    Authority of Manager.

(a)    Except for situations in which the approval of any Member(s) is specifically required by this Agreement, or as otherwise provided in this Agreement, (i) all management powers over the business and affairs of the Company shall be exclusively vested in Old PubCo, as the sole managing member of the Company (Old PubCo, in such capacity, or any other Person appointed in accordance with Section 6.04, the “Manager”) and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. The Manager shall be the

“manager” of the Company for the purposes of the Delaware Act. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred on the Members by the Delaware Act with respect to the management and control of the Company. Any vacancies in the position of Manager shall be filled in accordance with Section 6.04.

(b)    The day-to-day business and operations of the Company shall be overseen and implemented by officers of the Company (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the Manager. An Officer may, but need not, be a Member. Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement (including in Section 6.07 below), the salaries or other compensation, if any, of the Officers of the Company shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the Manager. The Manager may remove any Officer from office at any time, with or without cause. If any vacancy shall occur in any office, for any reason whatsoever, then the Manager shall have the right to appoint a new Officer to fill the vacancy. Notwithstanding anything to the contrary herein, the chief executive officer of the Company immediately prior to the Effective Time shall continue to serve as the chief executive officer of the Company at the Effective Time until his death or until he shall resign or shall have been removed by the Manager in the manner provided herein.

(c)    Subject to the other provisions of this Agreement, the Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity.

Section 6.02    Actions of the Manager. The Manager may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.07.

Section 6.03    Resignation; No Removal. Old PubCo shall not, by any means, resign as, cease to be or be replaced as the Manager except in compliance with this Section 6.03. No termination or replacement of Old PubCo as the Manager shall be effective unless proper provision is made, in compliance with this Agreement, so that the obligations of Old PubCo (or its successor, if applicable) and any new Manager and the rights of all Members under this Agreement and applicable Law remain in full force and effect. No appointment of a Person other than Old PubCo (or its successor, as applicable) as the Manager shall be effective unless the Corporation (or its successor, as applicable) and the new Manager (as applicable) provide all of the other Members with contractual rights, directly enforceable by such other Members against Old PubCo (or its successor, as applicable) and the new Manager (as applicable), to cause (a) Old PubCo to comply with all of Old PubCo’s obligations under this Agreement other than those that must necessarily be taken in its capacity as the Manager and (b) the new Manager to comply with all of the Manager’s obligations under this Agreement. For the avoidance of doubt, the Members have no right under this Agreement to remove or replace the Manager.

Section 6.04    Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation (or, if the Corporation has ceased to exist without any successor or assign, then by the holders of a majority in interest of the voting capital stock of the Corporation immediately prior to such cessation). For the avoidance of doubt, the Members (other than the Corporation) have no right under this Agreement to fill any vacancy in the position of Manager.

Section 6.05    Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager; provided that such contracts and dealings are on terms comparable to and competitive with those available to the Company from others dealing at arm’s length or are approved by the Members (other than the Manager and its controlled Affiliates) holding a majority of the Units (excluding Units held by the Manager and its controlled Affiliates) then outstanding and, in any case, would not violate any provisions of or result in a default (or an event that, with notice or the lapse of time or both, would constitute a default) under the Credit Agreements; and provided, further, that any such contracts and dealings that are deemed Related Party Transactions (as defined in the Stockholders Agreement) shall be subject to Conflicts Committee approval.

Section 6.06    Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that New PubCo Class A Common Stock is and will continue to be publicly traded and therefore New PubCo will have access to the public capital markets and that such status and the services performed by New PubCo will inure to the benefit of the Company and all Members; therefore, New PubCo shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including all fees, expenses and costs of being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its existence as a separate legal entity, but excluding, for the avoidance of doubt, any payment obligations of Old PubCo under the Tax Receivable Agreement. To the extent practicable, expenses incurred by New PubCo on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

Section 6.07    Delegation of Authority. The Manager (a) may, from time to time, delegate to one or more Persons such authority and duties as the Manager may deem advisable, and (b) may assign titles (including chief executive officer, president, chief executive officer, chief financial officers, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and delegate certain authority and duties to such Persons as the same may be amended, restated, supplemented or otherwise modified from time to time. Any number of titles may be held by the same individual. The salaries or other compensation, if any, of such agents of the Company shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

Section 6.08    Limitation of Liability of Manager.

(a)    Except as otherwise provided herein or in an agreement entered into by such Person and the Company, neither the Manager nor any of the Manager’s Affiliates shall be liable to the Company or to any Member that is not the Manager for any act or omission performed or omitted by the Manager in its capacity as the sole managing member of the Company pursuant to authority granted to the Manager by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the Manager’s or its Affiliates’ or their respective agents’ bad faith, willful misconduct or violation of Law in which the Manager or such Affiliate or their respective agents acted with knowledge that its conduct was unlawful, or for any present or future breaches of any representations, warranties, covenants or obligations by the Manager or its Affiliates contained herein or in the other agreements with the Company. The Manager may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and, to the fullest extent permitted by applicable Law, shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the Manager in good faith reliance on such advice shall in no event subject the Manager to liability to the Company or any Member that is not the Manager.

(b)    Subject to Section 6.11, whenever in this Agreement the Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, the Manager shall act under such express standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the Manager acts in good faith, the resolution, action or terms so made, taken or provided by the Manager shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the Manager or any of the Manager’s Affiliates.

Section 6.09    Investment Company Act. The Manager shall use its best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.10    Outside Activities of the Manager. The Manager shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) the ownership, acquisition and disposition of Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Manager as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Company as Capital Contributions and the proceeds of any other financing raised by the Manager pursuant to the preceding clauses (d) and (e) shall be made available to the Company as loans or otherwise as appropriate and, provided further, that the Manager may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Manager takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit the Manager from executing any guarantee of indebtedness of the Company or its Subsidiaries.

Section 6.11    Standard of Care. Subject to the second sentence of this Section 6.11, the Manager shall, in connection with the performance of its duties in its capacity as the Manager, have the same fiduciary duties to the Company and the Members as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under the Laws of the State of Delaware as in effect from time to time). Notwithstanding anything to the contrary set forth in this Agreement, the Manager shall not be liable to the Company or its Members for monetary damages for any breach of fiduciary duty that would be owed to a Delaware corporation and its stockholders by its directors; provided, however, that this, limitation of liability shall not eliminate or limit the liabilities of the Manager for any breach of the duty of loyalty to the Company or its Members or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the Manager otherwise existing at law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the Manager.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS

Section 7.01    Limitation of Liability and Duties of Members; Investment Opportunities.

(a)    Except as provided in this Agreement or in the Delaware Act, no Member (including the Manager) shall be obligated personally for any debt, obligation or liability solely by reason of being a Member or acting as the Manager of the Company; provided that, in the case of the Manager, and subject to the second sentence of Section 6.11, this sentence shall not in any manner limit the liability of the Manager to the Company or any Member (other than the Manager) attributable to a breach by the Manager of any obligations of the Manager under this Agreement. Notwithstanding anything contained herein to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(b)    In accordance with the Delaware Act and the laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. To the fullest extent permitted by applicable Law, it is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Member shall be deemed to be a compromise within the meaning of Section 18-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c)    Notwithstanding any other provision of this Agreement (subject to Section 6.08 and except as set forth in Section 6.11, in each case, with respect to the Manager), to the extent that, at law or in equity, any Member (or such Member’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of such Member or of any Affiliate of such Member (each Person described in this parenthetical, a “Related Person”)) has duties (including fiduciary duties (other than any fiduciary duty owed by such Member or Related Person to the Corporation)) to the Company, to the Manager, to another Member, to any Person who acquires an interest in a Company Interest or to any other Person bound by this Agreement, all such duties are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. The elimination of duties to the Company, the Manager, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Company, the Manager, each of the Members, each other Person who acquires an interest in a Company Interest and each other Person bound by this Agreement.

(d)    Notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Member (including the Corporation; in its capacity as a Member, and Old PubCo, in its capacity as a Member or as Manager) or to any Related Person of such Member, and no Member (or any Related Person of such Member) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Company or the Members will have any duty to communicate or offer such opportunity to the Company or the Members, or to develop any particular investment, and such Person will not be liable to the Company or the Members for breach of any fiduciary or other duty (other than any fiduciary duty owed by such Person to the Corporation) by reason of the fact that such Person pursues or acquires for, or directs such opportunity to, another Person or does not communicate such investment opportunity to the Members. Notwithstanding any duty (including any fiduciary duty (other than any fiduciary duty owed to the Corporation)) otherwise applicable at law or in equity, neither the Company nor any Member has any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Company, even if competitive with the activities of the Company or the Members, will not be deemed wrongful or improper.

Section 7.02    Lack of Authority. No Member, other than the Manager or a duly appointed Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager of the powers conferred on the Manager by Law and this Agreement.

Section 7.03    No Right of Partition. No Member shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company.

Section 7.04    Indemnification.

(a)    Subject to Section 5.05, the Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities, damages and losses (including attorneys’ fees, judgments, amounts paid in settlement, fines, excise taxes, interest or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was serving as the Manager or Officer of the Company or is or was serving at the request of the Company as a manager, officer, director, principal or member of another corporation, partnership, joint venture, limited liability company, trust or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ bad faith, willful misconduct or violation of Law in which such Indemnified Person or such Affiliate acted with knowledge that its conduct was unlawful, or for any present or future breaches of any representations, warranties, covenants or obligations by such Indemnified Person or its Affiliates contained herein or in the other agreements with the Company. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company.

(b)    The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(c)    The Company shall maintain directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person (and the investment funds, if any, they represent) against any expense, liability or loss described in Section 7.04(a) whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 7.04. The Company shall use its commercially reasonable efforts to purchase and maintain property, casualty and liability insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the Manager, and the Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance (including employment practices coverage) with a carrier and in an amount that is necessary or desirable as determined in good faith by the Manager.

(d)    Notwithstanding any provision to the contrary in this Agreement, the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 7.04 shall be provided out of and to the extent of Company assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company.

(e)    If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05    Members Right to Act. For matters that require the approval of the Members, the Members shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a)    Except as otherwise expressly provided by this Agreement, acts by the Members holding a majority of the outstanding Units, voting together as a single class, shall be the acts of the Members. Any Member entitled to vote at a meeting of Members may authorize another person or persons to act for it by proxy. An electronic mail, telegram, telex, cablegram or similar transmission by the Member, or a photographic, photostatic, facsimile or similar reproduction of a writing executed by the Member shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b)    The actions by the Members permitted hereunder may be taken at a meeting called by the Manager or by the Members holding a majority of the Units entitled to vote on such matter on at least forty eight (48) hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Members having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Members entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

Section 7.06    Inspection Rights. The Company shall permit each Member and each of its designated representatives to (i) visit and inspect any of the properties of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, (iii) consult with the managers, officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries. The presentation of an executed copy of this Agreement by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS, AFFIRMATIVE COVENANTS

Section 8.01    Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.01 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

Section 8.02    Fiscal Year. The Fiscal Year of the Company shall end on December 31 of each year or such other date as may be established by the Manager; provided that the Company shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

ARTICLE IX

TAX MATTERS

Section 9.01    Preparation of Tax Returns. The Manager shall arrange, at the Company’s expense, for the preparation and timely filing of all tax returns required to be filed by the Company. On or before March 15, June 15, September 15, and December 15 of each Taxable Year, the

Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of such Member’s state tax apportionment information and allocations to the Members of taxable income, gains, losses, deductions and credits for the prior quarter, which estimate shall have been reviewed by the Company’s outside tax accountants. The Company shall send to each Person who was a Member at any time during such Taxable Year, a statement showing such Member’s (A) final state tax apportionment information, (B) allocations to the Members of taxable income, gains, losses, deductions and credits for such Taxable Year, (C) a completed IRS Schedule K-1 and (D) all other information reasonably requested and necessary for the preparation of such Person’s U.S. federal (and applicable state and local) income tax returns. The Company shall make commercially reasonable efforts to send the information set forth in the preceding sentence no later than the later of (i) April 15 following the end of the prior Taxable Year, and (ii) thirty (30) Business Days after the issuance of the final financial statement report for a Fiscal Year by the Company’s auditors; provided, however, that in no event shall such information be delivered later than one-hundred fifty (150) days following the end of the prior Taxable Year. Each Member shall notify the Company, and the Company shall take reasonable efforts to notify each of the other Members, upon receipt of any notice of tax examination of the Company by U.S. federal, state or local authorities. Subject to the terms and conditions of this Agreement, in its capacity as Tax Matters Partner or Partnership Representative (as applicable), the Corporation shall have the authority to prepare the tax returns of the Company using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion.

Section 9.02    Tax Elections. The Company and any eligible Subsidiary shall make an election pursuant to Section 754 of the Code, shall not thereafter revoke such election and shall make a new election pursuant to Section 754 to the extent necessary following any “termination” of the Company or the Subsidiary under Section 708 of the Code. In addition, the Company (and any eligible Subsidiary) shall make the following elections on the appropriate forms or tax returns:

(a)    to adopt the calendar year as the Company’s Taxable Year, if permitted under the Code;

(b)    to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c)    to elect to amortize the organizational expenses of the Company as permitted by Code Section 709(b).

Each Member will upon request supply any information reasonably necessary to give proper effect to any such elections.

Section 9.03    Tax Controversies.

(a)    With respect to Tax Years beginning on or before December 31, 2017, the Corporation is hereby designated the Tax Matters Partner of the Company, within the meaning given to such term in Section 6231 of the Code (the Corporation, in such capacity, the “Tax Matters Partner”) and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Tax Matters Partners shall keep all Members fully advised on a current basis of any contacts by or discussions with the tax authorities, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any tax proceedings. Nothing herein shall diminish, limit or restrict the rights of any Member under Subchapter C, Chapter 63, Subtitle F of the Code (Code Sections 6221 et seq.).

(b)    With respect to Tax Years beginning after December 31, 2017, pursuant to the Revised Partnership Audit Provisions, the Corporation shall be designated and may, on behalf of the Company, at any time, and without further notice to or consent from any Member, act as the “partnership representative” of the Company, within the meaning given to such term in Section 6223 of the Code (the Corporation, in such capacity, the “Partnership Representative”) for purposes of the Code. The Partnership Representative shall have the right and obligation to take all actions authorized and required, respectively, by the Code for the Partnership Representative, and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services reasonably incurred in connection therewith. Each Member agrees to cooperate with the Company and to do or refrain from doing any or all things reasonably requested by the Company with respect to the conduct of such proceedings. The Partnership Representative shall keep all Members fully advised on a current basis of any contacts by or discussions with the tax authorities, and the Members shall have the right to observe and participate through representatives of their own choosing (at their sole expense) in any tax proceedings. Nothing herein shall diminish, limit or restrict the rights of any Member under the Revised Partnership Audit Provisions.

Section 9.04    Liabilities. The Manager shall make commercially reasonable efforts to ensure that all indebtedness that for U.S. federal income tax purposes is treated as indebtedness of the Company or any of its direct or indirect Subsidiaries that is treated as a partnership for U.S. federal income tax purposes are nonrecourse liabilities within the meaning of Treasury Regulations Section 1.752-1(a)(2).

ARTICLE X

RESTRICTIONS ON TRANSFER OF UNITS

Section 10.01    Transfers by Members. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 or (b) approved in writing by the Manager (other than any Transfer by the Manager). Notwithstanding the foregoing, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including, without limitation, a change in entity classification of a Member under Treasury Regulations Section 301.7701-3, termination of a partnership pursuant to Section 708(b)(1)(B) of the Code, a sale of assets by, or liquidation of, a Member pursuant to an election under Section 338 of the Code, or merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

Section 10.02    Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer”) by a Member to an Affiliate of such Member; provided, however, that the restrictions contained in this Agreement shall continue to apply to Units after any Permitted Transfer of such Units. In the case of any Permitted Transfer in accordance with the definition of “Permitted Transfer”, (A) the transferor shall deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee, and (B) any such transferees of Units Transferred in such Permitted Transfer shall agree in writing to be bound by the provisions of this Agreement. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b) hereof (other than Section 10.07(b)(iii)) and Section 4.1 of the Stockholders Agreement.

Section 10.03    Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON _____, 20__, AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF AMNEAL PHARMACEUTICALS LLC, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, AND AMNEAL PHARMACEUTICALS LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY AMNEAL PHARMACEUTICALS LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Section 10.04    Transfer. Prior to Transferring any Units (other than pursuant to a Change of Control Transaction), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company and the other holders of Units a Joinder (or other counterpart to this Agreement reasonably acceptable to the Manager) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Company shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05    Assignee’s Rights.

(a)    The Transfer of a Company Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the Schedule of Members. Profits, Losses and other Company items shall be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the Manager. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b)    Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest).

Section 10.06    Assignor’s Rights and Obligations. Any Member who shall Transfer any Company Interest in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 6.08, Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (i) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Units or other interest, and (ii) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Units or other interest in the Company from any liability of such Member to the Company with respect to such Company Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in the other agreements with the Company.

Section 10.07    Overriding Provisions.

(a)    Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Member, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member of the Company. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The Manager shall promptly amend the Schedule of Members to reflect any Permitted Transfer pursuant to this Article X.

(b)    Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Article XII), in no event shall any Member Transfer any Units to the extent such Transfer would:

(i)    result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii)    subject the Company to registration as an investment company under the Investment Company Act;

(iii)    in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager; provided, further, this Section 10.07(b)(iii) shall not apply to any Permitted Transfer;

(iv)    fail to meet one or more of the “secondary market safe harbors” described in Treasury Regulations Sections 1.7704-1(e) (regarding transfers not involving trading, such as, for example certain gift transfers certain carryover basis transfers and certain transfers involving blocks of interests representing more than two percent (2%) of the total interests in the Company’s capital or profits), 1.7704-1(f) (regarding transfers pursuant to certain redemption and repurchase agreements), 1.7704-1(g) (regarding transfers through qualified matching services), or 1.7704-1(j) (regarding transfers where there is a lack of actual trading (that is, trading in the aggregate representing two percent (2%) or less of the total interests in the Company’s capital or profits in a taxable year)), and, accordingly, in no event shall the Company recognize any Transfer of any Units in a taxable year, other than those Transfers that are described in Treasury Regulations Sections 1.7704-1(e)(1)(i)-(vii), 1.7704-1(e)(1)(ix), 1.7704-1(f), or 1.7704-1(g), to the extent such Transfers in the aggregate for such taxable year would exceed two percent (2%) of the total interests in the Company’s capital or profits as determined in accordance with Treasury Regulations Sections 1.7704-1(j) and 1.7704-1(k); provided that the prohibitions contained in this Section 10.07(b)(iv) shall not apply to any Transfer occurring in any taxable year in which the Company did not have more than one hundred (100) partners within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined by treating each Person that owns an interest in a Member that is a partnership, S corporation, or grantor trust for federal income tax purposes as a partner pursuant to Treasury Regulations Section 1.7704-1(h)) at any time during such taxable year; provided, further, this Section 10.07(b)(iv) shall apply to any transaction that would be a transfer for U.S. federal income tax purposes even if such transfer is not a Transfer as defined herein;

(v)    cause the Company to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code and any applicable Treasury Regulations issued thereunder, or any successor provision of the Code; provided, further, this Section 10.07(b)(v) shall apply to any transaction that would be a transfer for U.S. federal income tax purposes, even if such transfer is not a Transfer as defined herein, or

(vi)    be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors).

ARTICLE XI

[RESERVED]

ARTICLE XII

ADMISSION OF MEMBERS

Section 12.01    Substituted Members. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Company Interest hereunder or a Transfer consented to by the Manager, the transferee shall become a substituted Member (“Substituted Member”) on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the Schedule of Members.

Section 12.02    Additional Members. Subject to the provisions of Article III and Article X, any Person may be admitted to the Company as an additional Member (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) a Joinder (or other counterpart to this Agreement reasonably acceptable to the Manager) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Manager determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Company.

ARTICLE XIII

WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01    Withdrawal and Resignation of Members. No Member shall have the power or right to withdraw or otherwise resign as a Member from the Company prior to the termination of the Company pursuant to Article XIV. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV

DISSOLUTION AND LIQUIDATION

Section 14.01    Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the attempted withdrawal or resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon:

(a)    the decision of the Manager (pursuant to a unanimous decision of the Corporate Board) together with the Requisite Members to dissolve the Company;

(b)    a dissolution of the Company under Section 18-801(a)(4) of the Delaware Act; or

(c)    the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

The bankruptcy (within the meaning of Section 18-304 of the Delaware Act) of a Member shall not cause the Member to cease to be a member of the Company. An Event of Withdrawal shall not, in and of itself, cause a dissolution of the Company and the Company shall continue without dissolution subject to the terms and conditions of this Agreement.

Section 14.02    Liquidation and Termination. On dissolution of the Company, the Manager shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Manager. The steps to be accomplished by the liquidators are as follows:

(a)    as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)    the liquidators shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent, conditional or unmatured liabilities in such amount and for such term as the liquidators may reasonably determine) all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation); and

(c)    all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the Taxable Year during which the liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the liquidation). The distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

Section 14.03    Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidators determine that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any Company assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04    Cancellation of Certificate. On completion of the winding up of Company assets as provided herein and the Delaware Act, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager (or such other Person or Persons as the Delaware Act may require or permit) shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05    Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06    Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE XV

VALUATION

Section 15.01    Determination. “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the Manager (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02    Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the Manager and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than the Fair Market Value as determined by the other Appraiser by 10% or more, and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, and the Fair Market Value shall be the average of the Fair Market Values determined by all three Appraisers, unless the Manager and such Member(s) otherwise agree on a Fair Market Value. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager and such Member(s) do not otherwise agree on a Fair Market Value, the Manager shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.01    Power of Attorney.

(a)    Each Member hereby constitutes and appoints the Manager (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i)    execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager reasonably deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager reasonably deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager reasonably deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Member pursuant to Article XII or XIII; and

(ii)    sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, to effectuate the terms of this Agreement.

(b)    The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his, her or its Company Interest and shall extend to such Member’s heirs, successors, assigns and personal representatives.

Section 16.02    Confidentiality. Except as required by applicable Law, the Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and shall not (i) disclose any Confidential Information except as otherwise authorized separately in writing by the Manager or (ii) use any Confidential Information except in furtherance of the business of the Company or as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein means any and all information obtained by a Member from the Company or any of its Affiliates directly or indirectly, including from their representatives, which such information includes, but is not limited to, ideas, financial information, products, data, services, business strategies, research, inventions (whether or not patentable), innovations and materials, equipment, all aspects of the Company’s business plan, proposed operation and products and other product plans, corporate structure, financial and organizational information, analyses, proposed partners, software code, designs, employees and their identities, equity ownership, customers, markets, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, knowhow, formulas, processes and intellectual property. With respect to the Manager and such Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of the Manager or such Member at the time of disclosure by the Company; (b) before or after it has been disclosed to the Manager or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (c) is approved for release by written authorization of the Chief Executive Officer of the Company or of the Corporation; (d) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.

Section 16.03    Amendments. This Agreement may be amended or modified in writing by the Manager, subject to the prior written consent of the Requisite Members. Notwithstanding the foregoing, no amendment or modification (whether by amendment, merger, recapitalization or otherwise) (a) to this Section 16.03 may be made without the prior written consent of each of the Members, (b) that modifies the limited liability of any Member, or increases the liabilities or obligations of any Member, in each case, may be made without the consent of each such affected Member, (c) that materially alters or changes any rights, preferences or privileges of any Company Interests in a manner that is different or prejudicial relative to any other Company Interests, may be made without the approval of a majority in interest of the Members holding the Company Interests affected in such a different or prejudicial manner, (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Company Interests in a manner that is different or prejudicial relative to any other holder of the same class of Company Interests, may be made without the approval of the holder of Company Interests affected in such a different or prejudicial manner, (e) that adversely alters or changes any rights, preferences or privileges of Members other than the Corporation (and its Affiliates), may be made without the approval of a majority in interest of the Members (excluding, for this purpose, the Corporation and its Affiliates) holding Common Units, and (f) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the Manager, acting alone, may amend this Agreement to reflect the issuance of additional Units or Equity Securities in accordance with Section 3.04 so long as the rights, preferences or privileges of such Units or Equity Securities with respect to voting, liquidation, redemption, conversion or distributions are not senior to or on parity with the Common Units.

Section 16.04    Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

Section 16.05    Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or sent by (i) certified mail, return receipt requested, (ii) reputable overnight courier service providing confirmation of delivery (charges prepaid), (iii) telecopier transmission with confirmation of receipt, or (iv) e-mail of a .pdf attachment for which a confirmation e-mail is obtained, to the Company or the Manager, as applicable, at the addresses set forth below and to any other recipient and to any Member at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder when delivered personally or on the date of delivery as established by the return receipt, courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee), or telecopier confirmation received by the sender. The respective addresses of the Company and the Manager are:

to the Company:

Amneal Pharmaceuticals LLC

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

Attn: Jason Daly

E-mail: jason.daly@amneal.com

with copies (which copies shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Richard Fenyes

E-mail: rfenyes@stblaw.com

to the Manager:

Amneal Intermediate Inc.

400 Crossing Boulevard, 3rd Floor

Bridgewater, New Jersey 08807

Attn: Jason Daly

E-mail: jason.daly@amneal.com

with copies (which copies shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attn: Richard Fenyes

E-mail: rfenyes@stblaw.com

Section 16.06    Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.07    Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 16.08    Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition, regardless of how long such failure continues.

Section 16.09    Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.10    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 16.11    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.12    Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 16.13    Conflict. In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Delaware Act, such provision of the Certificate or the Delaware Act shall control. If any provision of the Delaware Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

Section 16.14    Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 16.15    Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation and Old PubCo shall not be subject to this Section 16.15.

Section 16.16    Effectiveness. This Agreement shall become effective immediately upon the Company Merger Closing (the “Effective Time”). The Third A&R LLC Agreement shall govern the rights and obligations of the Company and the other parties to this Agreement in their capacity as Members prior to the Effective Time.

Section 16.17    Entire Agreement. This Agreement and those documents expressly referred to herein (including the Stockholders Agreement and the Company Merger Agreement) embody the entire agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Third A&R LLC Agreement is superseded in its entirety by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.18    Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. To the fullest extent permitted by applicable Law, any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 16.19    Descriptive Headings; Interpretation(i) . The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Fourth Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:

AMNEAL PHARMACEUTICALS LLC

By:
Name:	Jason Daly
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

MEMBERS:

AMNEAL PHARMACEUTICALS, INC.

By:
Name:	Jason Daly
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

AMNEAL INTERMEDIATE INC.

By:
Name:	Jason Daly
Title:	Senior Vice President, Chief Legal Officer and Corporate Secretary

SCHEDULE 1*

SCHEDULE OF MEMBERS

Member	Percentage Interest	Percentage Interest	Contribution Closing Capital Account Balance	Additional Cash Capital Contributions	Additional Non-Cash Capital Contributions	Capital Accounts
Amneal Intermediate Inc.
Amneal Pharmaceuticals, Inc.

*

This Schedule of Members shall be updated from time to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units pursuant to this Agreement.

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                 , 20[    ] (this “Joinder”), is delivered pursuant to that certain Fourth Amended and Restated Limited Liability Company Agreement, dated as of November 7, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) by and among Amneal Pharmaceuticals LLC, a Delaware limited liability company (the “Company”), Amneal Intermediate, Inc., a Delaware corporation and the managing member of the Company (the “Manager”), and each of the Members from time to time party thereto. Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.

Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Manager, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be direct to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW MEMBER]

By:
Name:
Title:

Acknowledged and agreed as of the date first set forth above:

AMNEAL PHARMACEUTICALS LLC

By:	AMNEAL INTERMEDIATE INC.,
its Managing Member

By:
Name:
Title: